EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-167359 of Ohio Legacy Corp on Form S-8 related to the Ohio Legacy Corp 2010 Cash and Equity Incentive Plan, of our report dated March 30, 2011 appearing in the Annual Report on Form 10-K of Ohio Legacy Corp for the year ended December 31, 2010.

Crowe Horwath LLP
/s/ Crowe Horwath LLP

Cleveland, Ohio
March 30, 2011